Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fourth Quarter and Fiscal Year 2012 Results

ST. LOUIS--(BUSINESS WIRE)--February 14, 2013--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the fourth quarter and fiscal year ended December 29, 2012.

Fourth Quarter Fiscal 2012 Highlights:

  Consolidated net retail sales of $116.1 million represented a 0.7% decrease compared to $117.1 million in the 2011 fourth quarter, excluding the impact of foreign exchange;
  Net retail sales were flat despite closing ten stores in 2012 and excluding the benefits from adjustments to deferred revenue related to the Company’s loyalty program, which totaled $0.5 million and $1.5 million in the fourth quarter of 2012 and 2011, respectively;
  Consolidated comparable store sales decreased 1.7% which included a 1.5% increase in North America and an 11.4% decrease in Europe. The six stores that feature the Company’s newly imagined store design had increased sales of 30%;
  Consolidated e-commerce sales increased 14.0%, excluding the impact of foreign exchange;
  Net loss for the 2012 fourth quarter was $2.23 per share and included a $33.7 million, or $2.06 per share non-cash charge to impair the goodwill associated with the Company’s UK business. Net loss for the 2011 fourth quarter was $0.56 per share and included a $15.6 million, or $0.93 per share non-cash charge related to a valuation allowance against net deferred tax assets; and
  Adjusted earnings per diluted share were $0.13 per share compared to adjusted earnings per diluted share of $0.34 in the 2011 fourth quarter (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)).

Maxine Clark, Build-A-Bear Workshop’s Chief Executive Bear commented, “While we are disappointed with our overall results, in the fourth quarter, we increased comparable store sales in North America showing a marked improvement from the third quarter. This increase was driven by the initial benefit of our brand building marketing campaigns, particularly in the U.S., and a return to traditional holiday product offerings. The UK remained challenging, which drove down our consolidated comparable store sales.

“We are in the midst of a multi-year turnaround initiative that includes closing an additional 50 to 60 stores by the end of 2014, updating our experience with a new design that builds our destination appeal and refocusing on brand messaging in our marketing programs,” Ms. Clark continued. “We are beginning to see our initiatives gain traction and expect their continued implementation to lead to long term shareholder value. We continue to have a strong balance sheet with $45 million in cash, no debt and inventory that is well-positioned to execute our plans,” Ms. Clark concluded.

Additional Fiscal 2012 Fourth-Quarter Details (13 weeks ended December 29, 2012):

  Total revenues were $118.2 million, compared to $119.1 million in the fiscal 2011 fourth quarter, a decrease of 0.6%, excluding the impact of foreign exchange;
  Tax expense in the 2012 fourth quarter was $1.9 million and included a $1.6 million non-cash charge related to a valuation allowance against foreign net deferred tax assets. This compares to tax expense of $18.8 million in the 2011 fourth quarter, which included a $15.6 million non-cash charge related to a valuation allowance against U.S. net deferred tax assets.

Fiscal 2012 Highlights (52 weeks ended December 29, 2012):

  Total revenues were $380.9 million, compared to $394.4 million in fiscal 2011, a decrease of 3.3%, excluding the impact of foreign exchange;
  Consolidated net retail sales were $374.6 million compared to $387.0 million in fiscal 2011, a decrease of 3.1%, excluding the impact of foreign exchange. Consolidated net retail sales included the benefit of adjustments to deferred revenue related to the Company’s loyalty program of $0.5 million and $1.5 million in fiscal 2012 and fiscal 2011, respectively;
  Consolidated comparable store sales decreased 3.3%, including a 2.0% decrease in North America and an 8.4% decrease in Europe;
  Consolidated e-commerce sales rose 7.7%, excluding the impact of foreign exchange which comes on top of an increase of 8.5% in fiscal 2011;
  Tax expense was $0.9 million compared to $14.4 million in fiscal 2011;
  Net loss for 2012 was $3.02 per share and included a $33.7 million, or $2.06 per share non-cash charge to impair the goodwill associated with the Company’s UK business. Net loss for 2011 was $0.98 per share and included a $15.6 million, or $0.88 per share non-cash charge related to a valuation allowance against U.S. net deferred tax assets; and
  Adjusted net loss was $10.1 million, or $0.62 per share compared to adjusted net loss of $0.4 million or $0.03 per share in the 2011 fiscal year (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)).

Goodwill Impairment

In the 2012 fourth quarter, as a result of the sustained decline in the market price of the Company’s common stock, coupled with the continuing decline in the performance of its UK business, the Company determined that its fair value, estimated using discounted cash flow analysis and reconciled to its market capitalization, was less than its carrying value. This resulted in an impairment of the entire goodwill balance in the 2012 fourth quarter. This does not reflect a change in the Company’s long-term outlook for its UK operations.

Balance Sheet

The Company ended fiscal 2012 with a strong balance sheet and no borrowings under its revolving credit facility. As of December 29, 2012, cash and cash equivalents totaled $45.2 million, nearly half of which was domiciled outside of the U.S. Total inventory at quarter end was $46.9 million. Inventory per square foot declined 6.9% from fiscal 2011 year end.

During fiscal 2012, the Company repurchased approximately 367,000 shares of its common stock at a total cost of $1.3 million, leaving $7.4 million of availability under the current stock repurchase program at the end of the year.

Stores

The Company’s capital expenditures in fiscal 2012 totaled $17 million and support the update and repositioning of stores as well as investment in infrastructure. In fiscal 2012, the Company closed ten stores, including certain non-traditional locations, and remodeled 14 stores, including five stores in its new design. The Company opened five new stores across geographies including one store in its new design. Depreciation and amortization was $21 million.

The Company continues to expect to close an additional 50 to 60 stores in fiscal 2013 and 2014 to reach its optimal store count of 225 to 250 stores in North America. These select store closures are expected to transfer approximately 20% of sales to other stores in the same markets, which is consistent with the average transfer rate of the stores closed since 2011.

At year end, the Company operated 283 traditional stores and eight non-traditional stores in North America and 60 traditional stores in Europe. (See Company-Owned Store Activity Schedule.) The Company’s international franchisees opened 12 stores, net of closures in fiscal 2012, ending the year with 91 stores in 14 countries.

Accomplishments toward Long Term Objectives:

  Introduce a new store design – The Company opened its first six newly imagined stores with sales exceeding expectations, increasing an average of 30%. The Company is on track to remodel 40 to 50 locations in this new store format by the end of 2014.
  Improve store productivity and profitability – In the 2012 fiscal year, the Company closed ten stores, transferring an average of 20% of those sales to other stores in the same markets. In addition, the Company reduced the square footage of 11 other stores by remodeling and moving them to smaller locations within the same malls.

  Increase shopping frequency – The Company reintroduced brand building TV advertising in its U.S. markets beginning in mid-October to drive customer traffic, further engage existing guests and attract new guests to its stores. This contributed to a significant improvement in trend with comparable store sales increasing 1.5% in North America in the fourth quarter.
  Reinforce Build-A-Bear Workshop as a top destination for gifts – The Company capitalized on its brand advertising to remind Guests about the gift of experience which led to a 30% increase in gift card sales in its stores on a consolidated basis during the peak fourth quarter gifting period.
  Increase the Company’s global presence – In the 2012 fiscal year, the Company opened two stores in the UK and its franchisees opened 12 other international locations, net of closures.
  Improve cost efficiencies – The Company achieved cost savings of approximately $7.5 million in 2012. These savings were used to support sales-driving marketing initiatives and were partially offset by product cost increases.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on February 28, 2013. The telephone replay is available by calling (858) 384-5517. The access code is 407443.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® list for the fifth year in a row in 2012. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $380.9 million in fiscal 2012. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, and the following: general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to effectively operate or manage the overall portfolio of our company-owned stores; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may not be able to operate our company-owned stores in the United Kingdom and Ireland profitably; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; poor global economic conditions could have a material adverse effect on our liquidity and capital resources; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	December 29,	% of Total	December 31,	% of Total
	2012	Revenues (1)	2011	Revenues (1)
Revenues:
Net retail sales	$116,101	98.2	$117,112	98.3
Commercial revenue	801	0.7	941	0.8
Franchise fees	1,285	1.1	1,079	0.9
Total revenues	118,187	100.0	119,132	100.0
Costs and expenses:
Cost of merchandise sold	67,124	57.4	66,504	56.3
Selling, general and administrative	51,742	43.8	42,870	36.0
Goodwill impairment	33,670	28.5	—
Interest expense (income), net	188	0.2	(40)	(0.0)
Total costs and expenses	152,724	129.2	109,334	91.8
(Loss) income before income taxes	(34,537)	(29.2)	9,798	8.2
Income tax expense	1,938	1.6	18,787	15.8
Net loss	$(36,475)	(30.9)	$(8,989)	(7.5)

Loss per common share:
Basic	$(2.23)		$(0.56)
Diluted	$(2.23)		$(0.56)
Shares used in computing common per share amounts:
Basic	16,355,797		16,139,430
Diluted	16,355,797		16,139,430

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks		52 Weeks
	Ended		Ended
	December 29,	% of Total	December 31,	% of Total
	2012	Revenues (1)	2011	Revenues (1)
Revenues:
Net retail sales	$374,553	98.3	$387,041	98.1
Commercial revenue	2,790	0.7	3,943	1.0
Franchise fees	3,598	0.9	3,391	0.9
Total revenues	380,941	100.0	394,375	100.0
Costs and expenses:
Cost of merchandise sold	230,181	61.0	234,227	59.9
Selling, general and administrative	165,516	43.4	162,881	41.3
Goodwill impairment	33,670	8.8	—	—
Interest expense (income), net	3	0.0	(81)	(0.0)
Total costs and expenses	429,370	112.7	397,027	100.7
Loss before income taxes	(48,429)	(12.7)	(2,652)	(0.7)
Income tax expense	866	0.2	14,410	3.7
Net loss	$(49,295)	(12.9)	$(17,062)	(4.3)

Loss per common share:
Basic	$(3.02)		$(0.98)
Diluted	$(3.02)		$(0.98)
Shares used in computing common per share amounts:
Basic	16,331,672		17,371,315
Diluted	16,331,672		17,371,315

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	December 29,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$45,171	$46,367
Inventories	46,904	51,860
Receivables	9,428	7,878
Prepaid expenses and other current assets	14,216	17,854
Deferred tax assets	987	419
Total current assets	116,706	124,378

Property and equipment, net	71,459	77,445
Goodwill	-	32,306
Other intangible assets, net	633	655
Other assets, net	3,304	6,787
Total Assets	$192,102	$241,571

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,984	$41,032
Accrued expenses	11,570	12,128
Gift cards and customer deposits	30,849	28,323
Deferred revenue	4,800	5,285
Total current liabilities	86,203	86,768

Deferred franchise revenue	1,177	1,436
Deferred rent	20,843	23,867
Other liabilities	742	257

Stockholders' equity:
Common stock, par value $0.01 per share	174	174
Additional paid-in capital	66,109	65,402
Accumulated other comprehensive loss	(7,683)	(10,165)
Retained earnings	24,537	73,832
Total stockholders' equity	83,137	129,243
Total Liabilities and Stockholders' Equity	$192,102	$241,571

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 29,	December 31,	December 31,	December 31,
	2012	2011	2012	2011

Other financial data:
Retail gross margin ($) (1)	$49,238	$50,735	$145,687	$154,468
Retail gross margin (%) (1)	42.4%	43.3%	38.9%	39.9%
E-commerce sales	$6,659	$5,800	$14,231	$13,216
Capital expenditures, net (2)	$3,507	$2,254	$16,914	$12,150
Depreciation and amortization	$5,590	$5,617	$21,422	$24,231

Store data (3):
Number of company-owned stores at end of period
North America - Traditional			283	287
North America - Non-traditional			8	11
Total North America			291	298
Europe			60	58
Total stores			351	356

Number of franchised stores at end of period			91	79

Company-owned store square footage at end of period
North America - Traditional			805,770	829,449
North America - Non-traditional			12,610	18,956
Total North America			818,380	848,405
Europe (4)			86,331	83,911
Total square footage			904,711	932,316

Net retail sales per gross square foot - North America (5)
Store Age > 5 years (247 stores in 2012, 220 stores in 2011)			$353	$362
Store Age 3-5 years (19 stores in 2012, 56 stores in 2011)			$301	$315
Store Age <3 years (3 stores in 2012, 4 stores in 2011)			$464	$369
Stores open for the entire period			$350	$354

Comparable store sales change - North America (%) (6)
Store Age > 5 years (247 stores in 2012, 220 stores in 2011)			(2.0)%	(2.1)%
Store Age 3-5 years 19 stores in 2012, 56 stores in 2011)			(3.2)%	(5.1)%
Store Age <3 years (3 stores in 2012, 4 stores in 2011)			2.6%	1.0%
Total comparable store sales change	1.5%	(6.0)%	(2.0)%	(2.5)%

Comparable store sales change - Europe (%) (6)	(11.4)%	(0.6)%	(8.4)%	(0.2)%

Comparable store sales change - Consolidated (%) (6)	(1.7)%	(4.9)%	(3.3)%	(2.1)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland and, prior to 2011, France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores. Calculated on an annual basis only.
(6)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(dollars in thousands, except share and per share data)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Net loss	$(36,475)	$(8,989)	$(49,295)	$(17,062)

Goodwill impairment (1)	33,670	-	33,670	-
Other asset impairment (2)	2,200	-	2,200	-
Store asset impairment (3)	1,779	285	2,286	285
Deferred tax asset valuation allowance(4)	1,556	15,565	1,556	15,565
Deferred revenue adjustment(5)	(528)	(915)	(528)	(915)
Consulting project costs(6)	-	-	-	1,692

Adjusted net income (loss)	$2,202	$5,946	$(10,111)	$(435)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Net loss	$(2.23)	$(0.56)	$(3.02)	$(0.98)

Goodwill impairment (1)	2.06	-	2.06	-
Other asset impairment (2)	0.13	-	0.13	-
Store asset impairment (3)	0.10	0.02	0.14	0.02
Deferred tax asset valuation allowance(4)	0.10	0.93	0.10	0.88
Deferred revenue adjustment(5)	(0.03)	(0.05)	(0.03)	(0.05)
Consulting project costs(6)	-	-	-	0.10

Adjusted net income (loss)	$0.13	$0.34	$(0.62)	$(0.03)

(1)	Represents non-cash charge to impair the goodwill associated with the UK reporting unit
(2)	Represents a non-cash charge to impair trade credits
(3)	These non-cash impairment charges were due to closures or poor performance of individual stores. Charges related to stores that will remain in operation of $1.4 million are included in cost of merchandise sold for the thirteen and fifty-two weeks ended December 29, 2012. Charges related to stores that are closed or scheduled to close of $0.4 million and $0.9 million for the thirteen and fifty-two weeks ended December 29, 2012, respectively are included in selling, general and administrative expenses.
(4)	Represents non-cash charge to record a valuation allowance on foreign net deferred tax assets in 2012 and U.S. net deferred tax assets in 2011
(5)	Represents adjustment to deferred revenue for changes in redemption patterns in the customer loyalty program
(6)	Represents costs of an expense reduction consulting project undertaken in 2011

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Company-Owned Store Activity

	Fifty-two Weeks Ended December 28, 2013 - Projected
	December 29,			December 28,
	2012	Opened	Closed	2013
North America
Traditional	283	2	(34)	251
Non-traditional	8	-	(2)	6
	291	2	(36)	257

Europe	60	-	(1)	59
Total	351	2	(37)	316

	Fifty-two Weeks Ended December 29, 2012
	December 31,			December 29,
	2011	Opened	Closed	2012
North America
Traditional	287	2	(6)	283
Non-traditional	11	1	(4)	8
	298	3	(10)	291

Europe	58	2	-	60
Total	356	5	(10)	351

	Fifty-two Weeks Ended December 31, 2011
	January 1,			December 31,
	2011	Opened	Closed	2011
North America
Traditional	290	2	(5)	287
Non-traditional	15	2	(6)	11
	305	4	(11)	298

Europe	54	5	(1)	58
Total	359	9	(12)	356

Our long term store real estate goal is to bring our stores back to best in class productivity and profitability. Today we believe that the optimal number of Build-A-Bear Workshop stores in North America is between 225 to 250 and approximately 70 in the United Kingdom and Ireland for a total of 295 to 320 stores. We currently expect to reach this level with the closure of 50 to 60 stores in fiscal 2012 through 2014, primarily in North America. Locations to close and the timing of the closures are subject to ongoing negotiations and overall economic considerations as we continually reevaluate our market repositioning and optimization plans.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293